NEWS RELEASE

FOR IMMEDIATE RELEASE                     Contact: Jack Conlon
January 22, 2001                                   Chief Financial Officer
                                                   (740) 373-3155


                   PEOPLES BANCORP ANNOUNCES 27th CONSECUTIVE
                           YEAR OF INCREASED EARNINGS
             ------------------------------------------------------

                       Earnings per share up 11% to $1.69

         MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples", Nasdaq: PEBO) announced its 27th consecutive year of increased earnings. Driven by net interest income growth and non-interest revenue enhancements, Peoples achieved record profits in 2000.
         Diluted earnings per share reached $1.69 in 2000 compared to $1.53 in 1999, an increase of $0.16 (or 10.5%). Net income in 2000 totaled $11,126,000, up $408,000 (or 3.8%) over the previous year. In the fourth quarter of 2000, diluted earnings per share totaled $0.41 on net income of $2,682,000, compared to earnings per share of $0.41 on net income of $2,781,000 in the fourth quarter of 1999. For the year ended December 31, 2000, return on average equity ("ROE") was 14.92% in 2000 compared to 13.27% in 1999. In the fourth quarter of 2000, ROE totaled 13.62%, compared to 15.02% in the fourth quarter of 1999.
         Cash basis earnings increased to $1.93 per diluted share in 2000, up $0.14 (or 7.8%) compared to 1999. In the fourth quarter of 1999, cash basis earnings were $0.47 per share compared to $0.48 in the final quarter of 1999. Cash basis return on average equity was 22.90% for the year ended December 31, 2000 and 20.34% for the fourth quarter of 2000, compared to 20.96% and 24.10% for the same periods in 1999. Cash basis earnings exclude the effects of intangible assets and related amortization expenses.
         "We are pleased to report another year of consistent earnings growth," commented Robert E. Evans, President and CEO. "Our earnings growth slowed in the latter part of 2000 due to continued net interest margin compression from competitive pressures and short-term borrowing rates, as well as increases in fourth quarter operating expenses."
         Evans continued, "Despite these challenges, we attained our goals of double-digit earnings growth and enhancements of return on shareholders' equity. Loan balances and non-interest revenues, particularly insurance commissions, continued to show strong growth trends as we expand our needs-based sales approach in the communities we serve."
         In 2000, Peoples continued its "Connections" sales process to enhance client service through integrated, relationship-based selling. The Connections process remains the focal point of recent marketing initiatives to increase core deposits and enhance Peoples' product and service visibility in its primary markets. Because of the Connections process and client-favorable pricing of certain deposits, Peoples grew deposits $29 million in 2000. Deposit account service charge income increased $513,000 (or 18.8%) in 2000 to $3,243,000 for the year and $126,000 (or 17.1%) for the fourth quarter of 2000 to $863,000.
Most of the increases in service charge fees are attributable to volume increases of standard fees such as overdraft and non-sufficient fund fees, as well as growth in Peoples' deposit service income generated from business customers.
         Non-interest income totaled $9,027,000 in 2000, an increase of $1,427,000 (or 18.8%) over 1999. The increase in non-interest income is the result of Peoples' continued commitment to diversify and grow revenues through its various lines of business, especially those not dependent on interest rates. In the fourth quarter of 2000, non-interest income totaled $2,339,000, an increase of $294,000 (or 14.4%) compared to the same period a year earlier. A majority of the revenue growth resulted from increases in life insurance and annuity sales. Service charges on deposits remain the largest source of non-interest revenues, reaching $3,243,000 in 2000, up $513,000 (or 18.8%) compared to 1999.
         Insurance and investment commission revenues grew significantly in 2000 as Peoples Insurance client service teams continue to expand the number of clients served. Insurance and investment commission revenues soared to $1,283,000 for 2000, an increase of $787,000 (or 159%) compared to 1999. For the fourth quarter of 2000, insurance and investment commissions totaled $338,000 compared to $118,000 a year ago, up $220,000 (or 186%). The growth of investment and insurance commissions was partially offset by decreased fiduciary revenues, which are based primarily on market valuations that decreased significantly in 2000. On a year-to-date basis, trust revenues were down $26,000 (or 1.0%) to $2,608,000 in 2000.
         Peoples' other major source of non-interest income, electronic banking revenues, increased $42,000 (or 14.4%) to $334,000 in the fourth quarter of 2000. In 2000, electronic banking revenues totaled $1,220,000, up $187,000 from 1999's $1,033,000. The increased electronic banking income is due primarily to expanded use of debit cards by Peoples' clients. Management believes the growth in non-interest income experienced in 2000 reflects the success of Peoples' client service teams to serve customer needs professionally and quickly and expects continued non-interest income growth in 2001.
         While one of Peoples' primary focuses is non-interest revenue growth, net interest income remains a significant source of income. On a fully tax equivalent basis, net interest income increased $1,977,000 (or 5.0%) to $41,326,000. In the fourth quarter of 2000, FTE net interest income totaled $10,231,000, up $147,000 (or 1.5%) over the same period a year ago. Increased net interest income can be attributed to balance sheet growth in 2000. Net interest margin decreased for the three months and year ended December 31, 2000, due to interest rate compression between loan pricing and funding source costs. Rising interest rates on short-term funding sources also affected net interest margin in 2000. Peoples' reliance on short-term funding has increased due to recent loan growth. Peoples' management anticipates that net interest margin could continue to be pressured in the first quarter of 2001, although recent interest rate cuts are expected to enhance net interest margin later in 2001.
         "Fierce competition for loans and deposits continues in our markets, and in the financial services industry in general," commented Jack Conlon, Chief Financial Officer. "While we anticipate some net interest income pickup from the recent decrease in the fed funds rate, our results in the near short-term will probably not reflect significant interest rate reductions from the majority of our funding sources. We have initiated steps in our pricing methodologies to help reduce our interest costs, specifically on CD's and IRA's."
         Loan growth remained steady during the fourth quarter, increasing $12.6 million (or 1.7%) from September 30, 2000 to $737.0 million at year-end 2000. Since year-end 1999, total loans increased $77.1 million (or 11.7%). Most of Peoples' loan growth has occurred in its mid-Ohio Valley markets and contiguous areas, as well as central Ohio markets in Fairfield and Licking Counties. Volume increases occurred in commercial loans and real estate loans, including home equity loans, which continue to be a popular loan product among many Peoples' clients.
         Nonperforming loans increased to 0.45% of total assets at year-end 2000 compared to 0.31% at September 30, 2000, due primarily to approximately $2 million of commercial loans being placed on nonaccrual status, which decreased interest income approximately $85,000 in the fourth quarter of 2000. Management has taken aggressive steps to deal with the nonperforming loans.
         As a result of the increased loan volume and less favorable loss experience, and general economic slowdowns in Peoples' markets and contiguous areas, the provision for loan losses increased $153,000 (or 34.2%) and $444,000 (or 23.6%) for the three months and year ended December 31, 2000, when compared to the same periods last year. At December 31, 2000, the allowance for loan losses stood at $10.9 million or 1.48% of total loans, up $666,000 since year-end 1999 when the allowance for loan losses was 1.56% of total loans.
         Net chargeoffs increased sharply in the fourth quarter of 2000, totaling $876,000 compared to $575,000 in the fourth quarter of 1999, an increase of $301,000 (or 52.3%). Net chargeoffs in 2000 totaled $1,656,000, up $533,000 (or 47.5%) over 1999. Commercial loan net chargeoffs comprised $702,000 of total net chargeoffs in 2000, and accounted for the majority of net chargeoffs in the fourth quarter of 2000. In 1999, net commercial loan chargeoffs totaled $262,000.
         "We believe our asset quality continues to be above peer group levels and reflects the overall quality of the loan portfolio", Conlon said. "We still expect the loan loss provision to increase in 2001 due to a combination of continuing loan growth, trends in losses and delinquencies, and the recent
economic  slowdown  affecting  the  Midwest  and  nonperforming   loans  in  our
portfolio."
         In 2000, Peoples made various investments to make financial services more convenient and flexible for clients, which resulted in increased non-interest expense. Non-interest expense totaled $31,062,000 for the year ended December 31, 2000, an increase of $2,889,000 (or 10.3%) compared to the previous year. Salaries and benefits expense, Peoples' largest non-interest expense, increased $1,679,000 (or 14.2%) to $13,503,000 in 2000. The increase is due to commissions paid to insurance and investment associates, wage increases necessary to retain key personnel in the competitive labor market and corresponding increases in benefits, as well as modest increases in the number of Peoples' customer service associates. Occupancy and equipment expenses were $3,900,000, up $274,000 (or 7.6%) from 1999's total of $3,626,000, due primarily to investments designed to enhance the ability to serve client needs and delivery channels.
         "We implemented several strategic initiatives that increased current operating expenses," said Conlon. "In early 2000, we merged our three banking subsidiaries into a single national charter, which has enhanced our ability to meet all the financial needs of our clients. The internal merger caused increased expense, particularly professional fees, regulatory costs, and other items. We believe the future benefits are worth the effort and cost."
         Management believes current investments in and expansion of client service efforts helps Peoples accomplish its goal of improving convenience, flexibility, and speed for clients. The increased level of non-interest expense is reflected in Peoples' efficiency ratio. For the fourth quarter of 2000, the efficiency ratio was 58.54% compared to 55.62% a year ago, while on a year-to-date basis, was 57.12% in 2000 versus 53.94% in 1999. The combination of compressed net interest margins and increased levels of non-interest expense have negatively impacted Peoples' efficiency ratio.
         Conlon stated, "We also experienced increased expense related to professional services, sales education and orientation, and other expenses that should enhance future performance. Our plan is to continue investing today in processes that enhance our associates' ability to solve client needs and improve financial results."
         Peoples has implemented tax reduction strategies, including investing in low income housing and historic tax credits, in an effort to reduce the tax burden and lower the effective tax rate reflected in 2000 and going forward. Peoples' effective tax rate was 29.7% in 2000 compared to 31.0% in 1999. For the fourth quarter of 2000, the effective tax rate was 28.3% compared to 28.5% for the same period in 1999.
         During 2000, Peoples repurchased approximately 62% of the 165,000 shares authorized under the 2000 Stock Repurchase Program, which expired on December 31, 2000. Recently Peoples announced the authorization to repurchase 2% of Peoples' outstanding common shares (or 125,000 common shares) from time to time in open market or privately negotiated transactions under the 2001 Stock Repurchase Program. The timing of the purchases and the actual number of common shares purchased will depend on market conditions and other business factors. The 2001 Stock Repurchase Program will expire December 31, 2001.
         Peoples will conduct a conference call to discuss 2000 results of operations on January 24, 2001, at 3:00 p.m. local time. The conference call is open to the public and management asks that questions be limited to investment analysts and interested members of the media. To participate in the call, please dial 1-800-394-0105 approximately 10 minutes before the scheduled start of the conference call. The passcode for the call is 36190 followed by the pound sign. Members of Peoples' executive management will participate in the conference call. Brief opening remarks will be followed by a question and answer period. A transcript of the discussion will be placed on www.peoplesbancorp.com, click on "Investor Relations", then "Conference Call Transcripts".
         Peoples Bancorp Inc. is a diversified financial services company with $1.1 billion in assets. Peoples' lead subsidiary is Peoples Bank, National Association ("Peoples Bank"), which offers complete banking products and services through 39 financial service locations and 26 ATM's in Ohio, West Virginia, and Kentucky. Peoples Bank also makes available other financial services through Peoples Investments, which provides customer-tailored solutions for fiduciary needs, investment alternatives, and asset management needs (securities are offered exclusively through Raymond James Financial Services, member NASD/SIPC, an independent broker/dealer located at Peoples Bank). Peoples Insurance also provides life, property and casualty insurance products and services through Peoples Insurance Agency, Inc. Peoples' common shares are traded through the Nasdaq National Market under the symbol PEBO. Learn more about Peoples or enroll in Peoples OnLine Connection, Peoples Bank's Internet banking product, at www.peoplesbancorp.com.
         In October 2000, Peoples and The Lower Salem Commercial Bank ("Lower Salem") of Lower Salem, Ohio, jointly announced that Lower Salem entered into a definitive Agreement and Plan of Acquisition and Merger (as amended, the "Agreement") with Peoples providing for the acquisition by Peoples of Lower
Salem  through  the  merger  of Lower  Salem  into  Peoples  Bank  (the  "Merger
Transaction"). Peoples will issue a combination of cash and Peoples common shares as consideration for all of the issued and outstanding shares of Lower Salem common stock, with the expected aggregate value of the Merger Transaction not to exceed approximately $2.4 million. In exchange for their Lower Salem shares, the Agreement provides Lower Salem shareholders with the opportunity to elect to receive cash, Peoples common shares, or a combination of both, subject to certain terms dependent upon overall election results. The Merger Transaction is also contingent upon regulatory approval, as well as adoption of the Agreement by the shareholders of Lower Salem, with a special meeting of the Lower Salem shareholders to vote on the adoption scheduled on February 13, 2001. Peoples' management projects the target date for completion of the Merger Transaction to be February 23, 2001. After the merger, Lower Salem will operate as a full-service banking office of Peoples Bank. At December 31, 2000, Lower Salem had total assets of $23 million, total loans of $18 million, and total deposits of $18 million.

Additional information and where to find it:
--------------------------------------------
         Peoples has filed a Registration Statement on SEC Form S-4 and a proxy statement/prospectus and will file other relevant documents with the SEC concerning the Merger Transaction involving Peoples, Peoples Bank, and Lower Salem. Lower Salem has mailed the proxy statement/prospectus to Lower Salem shareholders. Investors and shareholders are urged to read the Registration Statement and the proxy statement/prospectus carefully as well as any other relevant documents filed with the SEC because they will contain important information. The Registration Statement and the proxy statement/prospectus contain important information about Peoples, Peoples Bank, Lower Salem and the Merger Transaction, the persons soliciting proxies relating to the Merger Transaction and their interests in the Merger Transaction, and related matters. Investors and shareholders can obtain free copies of the proxy statement/prospectus and other documents filed by Peoples through the SEC's website at www.sec.gov. In addition, copies of the proxy statement/prospectus and other documents filed by Peoples with the SEC may be obtained free of charge by requesting them in writing from Peoples Bancorp Inc., 138 Putnam Street, P.O. Box 738, Marietta, Ohio 45750-0738, Attention: Charles R. Hunsaker, or by telephone at (740) 374-6109.
         In addition to the Registration Statement and the proxy statement/prospectus, Peoples files annual, quarterly and special reports, proxy statements and other information with the SEC. Interested parties may read and copy any reports, statements or other information filed by Peoples at the SEC Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549 or at any of the SEC's other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Peoples' filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Safe Harbor Statement:
----------------------
         Except for the historical and present factual information contained in this press release, the matters discussed in this press release, and other statements identified by words such as "expects," "believes," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including: (1) the risk that regulatory approvals will not be obtained or that the shareholders of Lower Salem will not adopt the merger agreement; (2) the risk that income, interest and non-interest, following the merger of Lower Salem into Peoples Bank is lower than expected; (3) the risk that the costs of providing compensation and benefits to Peoples' employees increase; (4) the risk that competition increases in the banking industry or in Peoples' markets; (5) the risk that costs or difficulties related to the integration of Lower Salem's business will be greater than expected; (6) the risk that there are adverse changes in general economic conditions or in competitive forces; (7) the risk that technological changes are more difficult or expensive to implement than anticipated; (8) the risk that there are adverse changes in the securities markets; (9) the risk that Peoples suffers the loss of key personnel; (10) the risk that there are adverse changes in the interest rate environment; (11) the risk that federal and state banking and state insurance regulations, as well as federal and state tax regulations, are changed in a manner adversely affecting Peoples' business; and
(12) other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the SEC. Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples' business and operations, it is possible that actual results may differ materially from these projections. Peoples disclaims any responsibility to update these forward-looking statements.


PEOPLES BANCORP INC.  (Nasdaq:  PEBO)
Financial Highlights (Unaudited)

                                                       --------------------------------    --------------------------------
                                                             Three Months Ended                      Year Ended
(in $000's, except share data)                                  December 31,                        December 31,
                                                             2000             1999               2000             1999
                                                       --------------------------------    --------------------------------
PER SHARE DATA Net income per share (a):
   Basic                                               $        0.41     $        0.42     $         1.71    $        1.57
   Diluted                                             $        0.41     $        0.41     $         1.69    $        1.53
   Cash basis earnings - diluted (b)                   $        0.47     $        0.48     $         1.93    $        1.79
Dividends declared per share                           $        0.14     $        0.13     $         0.56    $        0.50
Book value per share                                   $       12.81     $       11.06     $        12.81    $       11.06
Tangible book value per share (b)                      $       10.06     $        8.00     $        10.06    $        8.00
Dividend payout as a percentage of net income                 34.08%            30.42%             33.06%           31.78%
Actual shares outstanding (net of treasury shares) (a)     6,489,671         6,587,732          6,489,671        6,587,732
Weighted average shares outstanding:
   Basic                                                   6,498,168         6,665,949          6,523,808        6,846,071
   Diluted                                                 6,553,007         6,824,486          6,600,160        7,023,921

PERFORMANCE RATIOS
Return on average equity                                      13.62%            15.02%             14.92%           13.27%
Cash basis return on average equity (b)                       20.34%            24.10%             22.90%           20.96%
Return on average assets                                       0.96%             1.05%              1.02%            1.09%
Cash basis return on average assets (b)                        1.12%             1.25%              1.19%            1.30%
Efficiency ratio (c)                                          58.54%            55.62%             57.12%           53.94%
Net interest margin (fully tax equivalent)                     3.91%             4.16%              4.08%            4.35%
Net loan chargeoffs as a percentage of average loans           0.12%             0.09%              0.24%            0.19%

NET CHARGEOFFS
Gross chargeoffs                                       $         998     $         670     $        2,061    $       1,518
Recoveries                                             $         122     $          95     $          405    $         395
                                                       --------------    --------------    ---------------   --------------
     Net chargeoffs                                    $         876     $         575     $        1,656    $       1,123
                                                       --------------    --------------    ---------------   --------------

(a)  Adjusted for stock dividends.
(b) Excludes after-tax impact of intangible amortization expense and/or balance sheet impact of intangible assets acquired through use of purchase accounting for acquisitions.
(c) Non-interest expense (less intangible amortization and non-direct operational expenses) as a percentage of fully tax equivalent net interest income plus non-interest income. All non-recurring items are removed from the calculation.




                         PEOPLES BANCORP INC. CONSOLIDATED STATEMENTS OF INCOME

                                                      --------------------------------     -------------------------------
                                                            Three Months Ended                       Year Ended
(in $000's)                                                    December 31,                         December 31,
                                                            2000              1999               2000              1999
                                                      --------------    -------------      -------------    --------------
Interest income                                       $      22,294     $      19,635      $      85,129     $      72,346
Interest expense                                             12,328             9,805             44,839            34,258
                                                      --------------    -------------      -------------    --------------
     Net interest income                                      9,966             9,830             40,290            38,088
Provision for loan losses                                       600               447              2,322             1,878
                                                      --------------    -------------      -------------    --------------
Net interest income after provision for loan losses           9,366             9,383             37,968            36,210
Net gain (loss) on securities transactions                       --                10                 10              (104)
Net (loss) gain on asset disposals                               --                --               (109)                9
Non-interest income:
    Service charges on deposits                                 863               737              3,243             2,730
    Trust revenues                                              634               674              2,608             2,634
    Insurance commissions                                       338               118              1,283               496
    Electronic banking revenues                                 334               292              1,220             1,033
    Other non-interest income                                   170               224                673               707
                                                      --------------    -------------      -------------     -------------
        Total non-interest income                             2,339             2,045              9,027             7,600
Non-interest expense:
    Salaries and benefits                                     3,516             3,062             13,503            11,824
    Occupancy and equipment                                     943               929              3,900             3,626
    Trust preferred                                             662               660              2,623             1,840
    Amortization of intangibles                                 571               669              2,284             2,639
    Other non-interest expense                                2,273             2,228              8,752             8,244
                                                      -------------     -------------      -------------     -------------
        Total non-interest expense                            7,965             7,548             31,062            28,173
                                                      -------------     -------------      -------------     -------------
Income before income taxes                                    3,740             3,890             15,834            15,542
Income taxes                                                  1,058             1,109              4,708             4,824
                                                      -------------     -------------      -------------     -------------
          Net income                                  $       2,682     $       2,781      $      11,126     $      10,718
                                                      -------------     -------------      -------------     -------------

Fully tax equivalent net interest income              $      10,231     $      10,084      $      41,326     $      39,349




               PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION


                                                    ----------------------------------    ---------------------------------
                                                           Three Months Ended                        Year Ended
(in $000's)                                                   December 31,                          December 31,
                                                          2000               1999               2000              1999
                                                    ----------------------------------    ---------------------------------
CONSOLIDATED AVERAGE BALANCES
Average gross loans                                 $      731,369     $      642,258     $      698,144    $      603,675
Average earning assets                                   1,048,659            967,195          1,013,697           904,747
Average total assets                                     1,122,327          1,058,459          1,090,540           985,243
Average non-interest bearing deposits                       81,602             82,532             81,192            78,759
Average interest bearing deposits:
    Savings                                                 76,368             90,331             83,246            95,606
    Interest-bearing demand deposits                       252,982            217,242            234,311           213,342
    Time deposits                                          342,911            334,570            341,024           321,460
                                                    ---------------    ---------------    ---------------   ---------------
        Total average interest bearing deposits            672,261            642,144            658,578           630,408
Average stockholders' equity                        $       78,773     $       74,056     $       74,591    $       80,780
                                                    ---------------    ---------------    ---------------   ---------------





               PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION

                                                                     -----------------   -----------------  -----------------
                                                                       December 31,       September 30,       December 31,
                                                                           2000                2000               1999
                                                                     -----------------   -----------------  -----------------
LOAN PORTFOLIO (in $000's, end of period)
Commercial, financial, and agricultural                              $        310,558    $        290,308   $        272,219
Real estate, construction                                                      20,267              27,344             14,067
Real estate, mortgage                                                         283,323             280,206            252,427
Consumer                                                                      122,817             126,470            121,120
                                                                     --------------------------------------------------------
     Total loans                                                     $        736,965    $        724,328   $        659,833

ASSET QUALITY
Allowance for loan losses as a percent of total loans                           1.48%               1.55%              1.56%
Allowance for loan losses as a percent of
    nonperforming loans (a)                                                    212.6%              320.1%             487.6%
Nonperforming loans as a percent of total loans (a)                             0.70%               0.48%              0.32%
Nonperforming assets as a percent of total assets (b)                           0.46%               0.34%              0.21%
Nonperforming assets as a percent of total loans and
other real estate owned
    real estate owned (b)                                                       0.71%               0.52%              0.35%
Nonperforming assets (in $000's, end of period):
   Loans 90 days or more past due                                    $            344    $            610   $            249
   Renegotiated loans                                                $            518    $            945   $            747
   Nonaccrual loans                                                  $          4,280    $          1,946   $          1,109
   Other real estate owned                                           $             86    $            283   $            207
                                                                     -----------------   -----------------  -----------------
        Total nonperforming assets                                   $          5,228    $          3,784   $          2,312

REGUALTORY CAPITAL (in $000's, end of period)
Tier 1 risk-based capital                                                      12.83%              12.58%             12.57%
Total risk-based capital ratio (Tier 1 and Tier 2)                             14.21%              14.03%             14.30%
Leverage ratio                                                                  9.62%               8.54%              8.29%
Tier 1 capital                                                       $         97,056    $         94,247   $         87,216
Total capital (Tier 1 and Tier 2)                                    $        107,428    $        105,097   $         99,213
Total risk-weighted assets                                           $        756,195    $        749,331   $        693,688

SUPPLEMENTAL DATA (in $000's, end of period)
Trust assets under management                                        $        498,563    $        508,396   $        560,229
Employees (full-time equivalent)                                                  388                 383                385
Full service offices                                                               32                  32                 31
Supermarket offices                                                                 4                   4                  3
ATMs                                                                               25                  25                 24
Announced treasury share plans: (c)
    Total shares in plan                                                      165,000             165,000            346,500
    Shares purchased (d)                                                        8,995              16,670             89,977
    Average price (d)                                                $          13.78    $          14.75   $          23.46
                                                                     -----------------   -----------------  -----------------

(a)   Nonperforming   loans  include  loans  90  days  past  due  and  accruing, renegotiated loans, and nonaccrual loans. (b) Nonperforming assets include nonperforming loans, and other real estate owned. (c) 1999 data reflects 1999 Stock Repurchase Program of 346,5000 shares (or 5% of outstanding shares); 2000 data reflects 2000 Stock Repurchase Program of 165,000 shares (or 2.5% of outstanding shares). All share amounts adjusted for stock dividends. (d) Reflects treasury shares purchased and average price paid for the three month period ended on the date indicated.


                PEOPLES BANCORP INC. CONSOLIDATED BALANCE SHEETS

                                                                                          ------------------     ------------------
                                                                                            December 31,           December 31,
                                                                                                2000                   1999
(in $000's)                                                                               ------------------     ------------------

ASSETS
Cash and cash equivalents                                                                 $          28,449       $         43,751
Available-for-sale investment securities, at estimated fair value (amortized cost of $335,111 and $340,082 at December 31, 2000 and
      December 31, 1999, respectively)                                                              330,521                328,306
Loans, net of unearned interest                                                                     736,965                659,833
Allowance for loan losses                                                                          (10,930)               (10,264)
                                                                                          -----------------      -----------------
     Net loans                                                                                      726,035                649,569
Bank premises and equipment, net of accumulated depreciation                                         15,565                 15,321
Goodwill                                                                                             15,702                 17,428
Other intangibles                                                                                     2,146                  2,726
Other real estate owned                                                                                  86                    207
Other assets                                                                                         17,330                 18,142
                                                                                          -----------------      -----------------
          TOTAL ASSETS                                                                    $       1,135,834       $      1,075,450

                                                                                          -----------------      -----------------
LIABILITIES
Non-interest bearing deposits                                                             $          84,974       $         83,267
Interest bearing deposits                                                                           672,647                644,940
                                                                                          -----------------       ----------------
     Total deposits                                                                                 757,621                728,207
Federal funds purchased, securities sold under repurchase agreements,
      and other short term borrowings                                                               119,915                 87,439
Long-term borrowings                                                                                138,511                150,338
Accrued expenses and other liabilities                                                                7,572                  7,606
                                                                                          -----------------       ----------------
          TOTAL LIABILITIES                                                                       1,023,619                973,590

Guaranteed preferred beneficial interests in junior subordinated debentures                          29,021                 28,986


STOCKHOLDERS' EQUITY
Common stock,  no par value  (12,000,000  shares  authorized,  6,679,028  shares issued at December 31, 2000, and
   6,387,509 shares issued at December 31, 1999)                                                     66,364                 65,043
Accumulated comprehensive income, net of deferred income taxes                                      (2,983)                (7,654)
Retained earnings                                                                                    23,381                 26,241
Treasury stock, at cost (189,357 shares at December 31, 2000
   and 398,662 shares at December 31, 1999)                                                         (3,568)               (10,756)
                                                                                          -----------------     ------------------
          TOTAL STOCKHOLDERS' EQUITY                                                                 83,194                 72,874
                                                                                          -----------------     ------------------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                      $       1,135,834       $      1,075,450
                                                                                          -----------------     ------------------



                                 END OF RELEASE